Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as *.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

(CMC Services)

This MASTER SERVICES AGREEMENT (this “Agreement”) is made as of July 20, 2010 by and between Synergy Pharmaceuticals, Inc., a Florida corporation with an address of 420 Lexington Avenue, New York, NY 10170 (“Synergy”), and *, a corporation with offices at * (“Contractor”).  Terms not otherwise defined herein shall have their respective meanings in Section 1 of this Agreement.

R E C I T A L S

A.            WHEREAS, Synergy and its Affiliates are in the business of discovering, developing and commercializing pharmaceutical products;

B.            WHEREAS, Contractor is in the business of providing pharmaceutical development, analytical, and/or manufacturing services; and

C.            WHEREAS, Synergy wishes to retain Contractor to provide certain services associated with the development, analysis, and/or manufacturing and/or supply of certain quantities of specific products for use in IND-enabling studies and/or clinical trials, as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

A G R E E M E N T

1.     Definitions.  In addition to the terms defined elsewhere in this Agreement (including the Statement(s) of Work), the following terms shall have their respective meanings set forth below:

1.1.         “API” means the active pharmaceutical ingredient.

1.2.         “Agreement” means this Master Services Agreement for Development and Manufacturing Services.

1.3.         “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a party to this Agreement. For purposes hereof, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.4.         “cGMP” means current Good Manufacturing Practices as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised thereafter:

(a)           the FDA Act, including 21 CFR (parts 11, 210 and 211) and other FDA regulations, policies and guidelines in effect from time to time governing the manufacture, testing and quality control of investigational drugs; and

(b)           all ICH guidance documents as appropriate, including ICH guidance Q7a, “ICH Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients,” as applied to investigational drugs (Section 19) specifically for manufacturing activities of API.

1.5.         “Change Order” means an agreement signed by both parties that amends a Work Order.  Each Change Order shall refer to the specific Work Order it amends, and shall be sequentially numbered with respect to multiple amendments to the same Work Order.

1.6.         “CMC” means chemistry manufacturing and control information required by the FDA for filing of an IND or NDA.

1.7.         “Confidential Information” means all information, whether in tangible form or not, (a) provided by either party and/or its Affiliates hereunder to the other, or (b) generated by Contractor in the performance of any Project, including but not limited to: any information about manufacturing, testing/analysis methods or processes; any Products or products (whether investigational or not), Synergy Materials, samples, specimens, and other materials or compounds, sub-samples, and retention samples; analyses and the results of such analyses, information on research and development compounds, technical know-how; formulas; studies; regulatory submissions and records; research data and information; financial information; sales and marketing information (including, without limitation, service proposals, price quotations and customer lists); inventions; patent applications and other trade secrets; information relating to potential new transactions and business between the parties; and all information developed or prepared by either party pursuant to the terms and conditions of this Agreement, each in any form (including but not limited to information provided orally, electronically, or in writing).  Product Intellectual Property generated by Contractor in the performance of any Project shall be the Confidential Information of Contractor.  To avoid misunderstanding, in order to be treated as Confidential Information hereunder, disclosures initially made in tangible form shall be marked as “Confidential Information” or similar legend, and disclosures initially made in non-tangible form shall be identified as confidential information at the time of initial disclosure and subsequently summarized in a writing provided to the recipient within thirty (30) days of the initial disclosure.

1.8.         “Debarment Act” means the Generic Drug Enforcement Act of 1992, as amended, 21 U.S.C. §§ 306.

1.9.         “Disputed Product” shall have the meaning set forth in Section 5.3(b).

1.10.       “Effective Date” means the later of the two dates on the signature page hereto.

1.11.       “FDA” means the United States Food and Drug Administration (or its successor agency) and/or the corresponding governmental or other authority in another country, as applicable, such as the European Agency for the Evaluation of Medicinal Products (or “EMEA”) in Europe.

1.12.       “FDA Act” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. 301, et. seq.), and the regulations promulgated thereunder, as amended from time to time, and any successor statute(s).

1.13.       “IND” means an Investigational New Drug Application filed with the FDA to begin clinical studies of a new drug in humans (pursuant to 21 CFR 312, et. seq., as amended), and/or the corresponding application with a corresponding regulatory agency in a country other than the United States, as applicable, and/or any successor application (s).

1.14.       “Indemnified Party” shall have the meaning set forth in Section 13.3.

1.15.       “Indemnifying Party” shall have the meaning set forth in Section 13.3.

1.16.       “Synergy Materials” means any materials (and derivatives thereof), including API, supplied by Synergy to Contractor, if any, pursuant to a Work Order.

1.17.       “Synergy Representative” shall have the meaning set forth in Section 4.

1.18.       “Losses” shall have the meaning set forth in Section 13.1.

1.19.       “Manufacture and Release Requirements” means those methodologies, analytical tests, process parameters and cGMP requirements necessary to manufacture and release Product to Synergy in conformity with the Specifications.  As applicable, all Manufacture and Release Requirements shall be set forth in the Work Order.

1.20.       “Product” means the product resulting from the Services to be rendered by Contractor hereunder, as defined in the Work Order, including the product of such Services that does not meet the Specifications but is accepted by Synergy.

1.21.       “Product Intellectual Property” means all intellectual property (including non-patentable inventions) generated by Contractor in the performance of the Services hereunder, or  intellectual property generated prior to the Effective Date in anticipation of provision of the Services, and which relates to methods, procedures and processes for the synthesis and production of any Product and is necessary to manufacture the Product or which it is necessary or advisable to disclose to any regulatory authority in connection with (i) any request for an approval from such regulatory authority or (ii) any regulatory requirement.

1.22.       “Project” means the separate, defined projects described in a Work Order.

1.23.       “Project Manager” shall have the meaning set forth in Section 4.

1.24.       “Regulatory Audit” shall have the meaning set forth in Section 16.1.

1.25.       “Services” means those services, which may include (but not be limited to) formulation development, intermediary and product manufacture, consulting, chemical synthesis, chemical process research, analytical methods development, medicinal chemical synthesis, computational chemistry services, validation or release testing and other related services, that are requested by Synergy and agreed to be provided by Contractor as set forth in a Work Order.

1.26.       “Specifications” means the composition, quality, purity, identity and strength of a Product and any chemistry, manufacturing and controls requirements for the manufacture of Product: (a) as appended hereto at Schedule 1,; or (b) as approved and provided by Synergy to Contractor and accepted by Contractor prior to the commencement of the Services and included in the applicable Work Order, as applicable.

1.27.       “Third Party Rights” means any invention, discovery, technology, know-how and/or other intellectual property that are incorporated into the Work Product and/or Product Intellectual Property, but which is not owned or otherwise assignable by Contractor or its Affiliates.

1.28.       “Work Order” refers to the written statement of work, substantially in the form attached hereto as Schedule A, that specifies the Services to be provided by Contractor for Synergy, including, as may be applicable, a description of the Product, Specifications, quantity of Product, Manufacture and Release Requirements, estimated duration of the Project(s), milestones and all other matters pertinent to design, scheduling and completion of the Project, and the cost and payment terms.

1.29.       “Work Product” means all results of Services, including but not limited to the Product and other compounds, data, information, documentation (including, but not limited to, lab notebooks as applicable), reports and any other deliverables listed in the Work Order.

2.     Scope of Services.

2.1          Work Order.  Services provided by Contractor shall be subject to the terms and conditions of this Agreement.  All such Services shall be the subject of a Work Order, substantially in the form of Exhibit A, setting forth the following with respect to the applicable Project: (i) description of Services to be provided, (ii) fee and payment schedule for the Services, (iii) description of deliverables to be delivered by Contractor (each, a “Deliverable”) and their intended use, (iv) materials to be provided by each party and (v) a Project timeline.  After a work order substantially in the form of Exhibit A is agreed upon and executed by the parties hereto, the same shall be attached to this Agreement as an amendment to Exhibit B (each, a “Work Order”) and the Work Order shall then be a part of this Agreement.  There will be no limit to the number of Work Orders that may be added to this Agreement.  Services shall only be commenced after the execution of a Work Order.

2.2          Change Orders.  In the event that Synergy would like Contractor to materially alter the Services under a given Work Order or the assumptions underlying the budget, the parties shall agree upon a written Change Order prior to the provision of said Services.  The Change Order constitutes an amendment to the applicable Work Order and the services set forth therein shall be deemed to be Services part of such Work Order.  Any unauthorized changes in scope made by Contractor shall be the responsibility of Contractor and Contractor agrees to pay to Synergy any of its losses or added costs related thereto.  Contractor has no obligation to perform and Synergy has no obligation to pay for any additional or modified Services absent written agreement by the parties included in a Change Order with respect thereto.

2.3          Subcontracting.  With Synergy’s prior written consent, Contractor may subcontract the performance of certain of its obligations in a Work Order to qualified third parties; provided that (a) Contractor notifies Synergy of the proposed subcontractor and identifies the specific Services to be performed by such subcontractor, and (b) such subcontractor performs such Services in accordance with the terms and conditions of this Agreement (including, without limitation, Sections 9 and 10 hereof).  Contractor shall remain liable to Synergy for the performance of any such subcontractor.

2.4          Contractor Employees and Agents.  Contractor shall be solely responsible for any and all salaries, fees, state and federal taxes, withholding, FICA, worker’s compensation or other payments due with respect to the compensation paid to Contractor by Synergy or by Contractor to any employee or agent employed by Contractor.  Contractor’s employees and other agents shall have no right to receive from Synergy any employee benefits (including by not limited to health and accident insurance, sick leave or vacation) that Synergy provides to its own employees.

3.     Materials.

3.1.         Supply of Synergy Materials.  To the extent required by a Work Order, Synergy shall provide Contractor with sufficient amounts of any Synergy Materials (either directly or indirectly, and including API).  Synergy shall also provide Contractor with such data as is in its possession, with the right to disclose, and as may be necessary to apprise Contractor, prior to delivery of any Synergy Materials, of the stability, proper storage and safety and other characteristics and requirements of such Synergy Materials.  Synergy shall be solely responsible for providing Contractor with any such Synergy Materials in a manner that materially complies with all applicable law, including but not limited to Synergy obtaining any necessary regulatory permits or licenses to ship such Synergy Materials to Contractor and/or satisfying any necessary regulatory labeling requirements on such Synergy Materials. Contractor shall use any such Synergy Materials solely for rendering the Services under the applicable Work Order, and shall not transfer any Synergy Materials to a third party except pursuant to Section 2.2.  Any Synergy Materials remaining upon completion of the Services under a Work Order shall be, at Synergy’s direction, either returned to Synergy or destroyed.  If Synergy does not notify Contractor within sixty (60) days after completion of a Project of its intention hereunder, then Contract shall return the Synergy Materials at Synergy’s expense.

3.2.         Third Party Materials.  The costs of all third party-suppliers’ fees and the purchase of Project-specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents) necessary for Contractor to perform the Services shall be purchased by Contractor and charged to Synergy at Contractor’s cost, provided that any such costs shall be set forth in the applicable Work Order, or as necessary, agreed to by the parties pursuant to Section 2.1(b), and Contractor shall only use any such Project-specific items to render the Services.

3.3.         Importation of Materials.  If applicable, Contractor and Synergy will co-operate and provide such assistance to each other as may be reasonably necessary to permit the import of the API and other Synergy Materials into the country where the Services will be performed.

4.       Project Manager.  Core Team.  Contractor will assign a project manager (the “Project Manager”) and other members of the core Project team (including, as relevant, a project director) (the “Core Team”) for the duration of each project for which a Work Order has been authorized.  Contractor agrees to provide thirty (30) days prior written notice to Company, whenever practicable, of any changes to the Core Team, except as specified below.  During any Project, Contractor will employ its commercially reasonable efforts to promote members of the Core Team within the Project.  Contractor will provide Project-specific training to replacement Core Team members at its own expense.  The Project Manager, or such other Core Team Member agreed by the parties, shall be the primary contact for Company and shall timely address all issues and concerns raised by Company, as well as provide to Company all information requested by Company concerning this Agreement or the Services.

5.     Shipping and Inspection of Product.

5.1.         Shipping.  All Product shipped hereunder shall comply in all material respects with the applicable Manufacture and Release Requirements and shall be accompanied by a certificate of analysis and cGMP certificate of conformance, each  in a form to be agreed upon by the parties.  Contractor agrees to work with Synergy to deliver and transfer the Product to such locations and in such manner as directed by Synergy.  All Product generated hereunder shall be packaged and shipped to Synergy’s designated destination and in accordance with Synergy’s written instructions and in compliance with all applicable shipping regulations.  All risk to the Product shall pass to Synergy upon delivery to Synergy’s carrier.  Unless the parties agree in the applicable Work Order or otherwise, Synergy shall designate a shipping company, coordinate with the shipping company for the shipment of the Product, and be billed directly by the shipping company for all related shipping costs.

5.2.         Evaluation Period.  Synergy shall have one (1) month from the date the Product is delivered to its designated destination to evaluate the Product and reject the acceptance thereof; provided that, Synergy may reject any Product only if (a) Contractor fails to deliver the certificate of analysis; (b) the Product does not meet the Specifications in material respect as of (i) the date of delivery to Synergy’s carrier if Synergy arranges shipment, or (ii) the date of delivery to Synergy if Contractor arranges shipment ; or (c) the Product was not processed according to the Manufacture and Release Requirements (including cGMP requirements).  If Synergy fails to notify Contractor of its rejection within such one month period, Synergy shall be deemed to have accepted such Product.  Notwithstanding the foregoing, such one (1)-month period shall be extended to a period of three (3) months from delivery in the event a defect is discovered which comprises a failure of Product to meet applicable regulatory requirements. The right of rejection set forth in this section 5.2 shall not apply to defects in material that does not meet Specifications but which Synergy agrees to accept irrespective of such defects.

5.3.         Rejection of Product.

(a)           If Synergy rejects any of the Product pursuant to Section 5.2, Synergy shall (i) promptly provide to Contractor written notice of rejection that includes the basis for such rejection and (ii) provide Contractor with the opportunity to conduct its own tests to confirm such basis of rejection, which shall be conducted promptly.  Synergy shall return all remaining unused Product to Contractor; provided that Synergy may retain a sample of such reject Product that is being used for laboratory testing and to confirm its rights hereunder, but may not use any such sample for any human clinical testing or trials.  Contractor shall replace such rejected Product with conforming Product as soon as commercially reasonable, but in no event after a period longer than the original lead time required for shipment of Product as set forth in the applicable Work Order for such Product.

(b)           Notwithstanding the foregoing, if Synergy rejects the Product pursuant to Section 5.2(b) or (c) and the Contractor disagrees with the basis for such rejection in writing to Synergy within three (3) weeks of receipt of Synergy’s notice  (such Product, the “Disputed Product”), then the parties shall resolve such disputed rejection as follows: (i) representatives from both parties shall promptly meet to confirm that the methods of analysis are the same and are being executed in the same manner; (ii) each party shall send samples to the other for analysis; (iii) after such analysis, the parties shall discuss the results and use good faith efforts for a period of ten (10) business days to reach agreement regarding such disputed rejection.  In the event the parties cannot resolve the matter, they shall in good faith discuss and choose an independent third party laboratory to perform the same analysis on the Disputed Product.  The report of such laboratory shall be in writing, addressed to both parties and shall state whether the Disputed Product met the requirements of Section 5.2(b) and (c), and shall be binding upon the parties.  Synergy and Contractor shall be equally obligated to such laboratory for the costs of such analysis, but upon the issuance to the parties of the report therefor the prevailing party shall be promptly reimbursed by the other party for its share of such costs actually paid (if any).

(c)           If Synergy properly rejects any Product pursuant to this Section 5.3 and Contractor cannot replace such rejected Product with conforming Product within the time period set forth in Section 5.3(a), then Contractor shall refund to Synergy all amounts paid for such rejected Product; provided that, Contractor shall not wait for such time period to expire if it does not have a reasonable belief that it could not meet such deadline.  Nothing in this Section 5 shall permit Contractor to terminate or otherwise cancel its other obligations under the same or other Work Orders or terminate this Agreement.

(d)           Synergy’s remedies in the event of a failure of Product to meet the Specifications shall be limited to replacement of the nonconforming Product or the purchase price of the particular Product at issue. CONTRACTOR SHALL NOT BE LIABLE, AND SYNERGY WAIVES ALL CLAIMS AGAINST CONTRACTOR, FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY IN TORT OR ANY OTHER CAUSE OF ACTION.

6.     Compliance with Applicable Law; Recalls.

6.1.         In addition to Contractor’s obligations under Section 2.1, Contractor shall also perform the Services in accordance with (a) Contractor’s applicable, standard operating procedures (and shall, upon request, provide access to Synergy on Contractor’s site to copies of all Contractor’s standard operating procedures relevant to the Services), and (b) subject to Section 6.2, applicable federal, state and local laws and regulations (including, but not limited to, the FDA Act and other applicable rules and regulations of the FDA and federal, state and local environmental and occupational safety and health requirements).

6.2.         Should any government regulatory requirement change that is applicable to the Services, Contractor shall make a reasonable effort to satisfy the new requirements.  If compliance with such new regulatory requirements necessitates a change in a Work Order, Contractor shall submit to Synergy a revised technical and cost proposal prior to making any changes in such Work Order and shall not proceed until such changes have been agreed upon pursuant to Section 2.1(b).  In the event Synergy does not approve such changes, Synergy or Contractor may terminate the applicable Statement(s) of Work with no further obligation to Contractor, and Contractor shall deliver to Synergy all Work Product (including Products) generated by the Services until that point and limit costs incurred, in both cases pursuant to Section 15.

6.3.         In the event of a conflict in applicable government regulations, Contractor shall notify Synergy, and at Synergy’s request shall contact the relevant governmental authorities to obtain clarification and guidance regarding compliance with the regulations in question.  If there is a choice of regulations that may be validly used, the parties shall work in good faith to agree on the designation of which regulations shall be applicable.

6.4.         Contractor shall ensure that Projects intended to support INDs or NDAs shall comply with all appropriate regulatory requirements applicable to such applications; provided that, it is expressly understood that Synergy or its Affiliate, as applicable, is the Sponsor (as such term is defined in 21 CFR Part 312.3) of any such IND or NDA, and that Synergy shall remain responsible for all legal requirements applicable to Synergy of INDs or NDAs, including but not limited to applicable regulations of the FDA and cGMP requirements, except to the extent that such obligations may be and are expressly transferred to Contractor by the specific terms and conditions of a Work Order.  Contractor agrees to provide to Synergy, either directly or through filing such material with FDA and irrevocably and unconditionally providing Synergy with a right of reference to such filing or filings, such information embodied in Product Intellectual Property as Synergy may reasonably require for purposes of applying for and maintaining application for regulatory approval of the Product, including, without limitation, providing Synergy with all reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of Contractor relating to the synthesis or manufacture of the Product (or any component thereof).  Such information, if provided to Synergy, shall be deemed the Confidential Information of Contractor, in accordance with the provisions of Section 1.7, and shall be governed by the provisions of Sections 9 and 10.4, provided that it is expressly understood that Synergy may provide such information to a regulatory authority as necessary to support any application for authorization to conduct clinical trials or regulatory approval of a Product or in response to the requests or requirements of such regulatory authority, except to the extent Synergy is required or strongly encouraged to maintain such information solely at its facility by any relevant regulatory authority. Contractor will provide to Synergy a copy of any correspondence with any regulatory authority related to the Project, a Product or the Services within a reasonable time, not to exceed three days from receipt or transmission of such correspondence.

6.5.         In the event that Synergy shall be required or shall voluntarily decide to recall any Product Manufactured by Supplier pursuant to this Agreement, then Contractor shall cooperate with Synergy in implementing such recall.

7.             Audits; Progress Review; Records.

7.1.         As required by an applicable Work Order, Contractor shall provide Synergy such periodic and final written reports (either in electronic or paper format), as outlined in the Work Order.

7.2.         Synergy reserves the right to visit Contractor’s laboratories and to inspect Contractor’s records during normal business hours and upon reasonable notice (a) to confirm Contractor’s performance of this Agreement in accordance with the terms of this Agreement, and/or (b) in the event circumstances arise that would adversely affect the quality of Product, Contractor shall immediately notify Synergy of such circumstances, Contractor shall allow representatives of Synergy prompt access to  relevant Contractor areas and records.  In addition, during the Term of this Agreement, Synergy shall have the right (either itself or through an agent) during normal business hours and upon reasonable prior notice, to audit, inspect and observe the manufacture, processing, testing, packaging, storage and transportation of materials related to or used in the manufacture of the Product(s), and to review all batch manufacturing records, for purposes of conducting quality control audits required for its internal control or confirming compliance with legal or other requirements as imposed pursuant to this Agreement.  A representative of Contractor may be present during such inspections.  Such representatives of Synergy shall have no responsibility for or right to supervise Contractor’s employees performing the manufacture, processing, testing, packaging, storage or transportation operations or for the operations themselves.  Synergy shall be responsible for all its expenses related to such audits. Observations made during any visit permitted by this Section 7.2 shall be subject to the provisions of Section 9 hereof.

7.3.         Contractor shall retain experimental records and laboratory notebooks relating to each Project, and shall maintain suitable CMC support documentation to allow Synergy or its Affiliates to file an IND, IND amendment, NDA or ANDA with the FDA.  All such documentation and Work Product in Contractor’s possession (not otherwise returned to Synergy) shall be archived in a secure area reasonably protected from fire, theft or destruction by Contractor for a period of ten (10) years following the completion of a given Project or earlier termination thereof.  Synergy may elect to have the materials retained in Contractor’s archives for an additional period of time for a reasonable storage fee.

7.4.         With respect to a filing with the FDA, in the event Synergy intends to (a) include documentation generated by Contractor, at least seven (7) days prior to such filing, Synergy shall provide Contractor with relevant portions of such documents for the sole purpose of Contractor’s confirmation of the accuracy of such Contractor-generated data, or (b) incorporate in a narrative fashion information about the Services (e.g., a description process manufacturing in an IND), simultaneously with such filing Synergy shall provide Contractor with a copy of the relevant portions of such documents.

8.             Payment.  All payments by Synergy shall be made in accordance with the Work Order in U.S. dollars.  Payment will be due net thirty (30) days from the date of Contractor’s invoice.  Contractor shall have the right to seek to collect interest on any payments that are not paid on or before thirty (30) days after the date such payments are at a rate equal to the lesser of (a) one percent (1.0%) per month or (b) the maximum rate allowable by applicable law, calculated on the total number of days payment is delinquent. Upon request of Contractor, Synergy shall provide adequate proof of financial resources prior to acceptance of any Work Order by Contractor. Contractor reserves the right, in its sole discretion, to determine whether to extend credit to Synergy at the time of placement of each Work Order issued under this Agreement, or at any time during the term of this Agreement.

9.             Confidential Information.

9.1.         Each party hereto shall (a) hold the Confidential Information of the other party (and/or its Affiliates, as applicable) in strict confidence and take reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the receiving party normally employs with respect to its own confidential information), (b) not divulge any such Confidential Information to any third party (other than those parties specifically permitted to receive such Confidential Information pursuant to the terms of this Agreement), (c) not make any use whatsoever at any time of such Confidential Information except to carry out its obligations under this Agreement and the Projects and Work Orders hereunder and to exploit the rights granted to such party hereunder, (d) not derive any commercial benefit (whether direct or indirect) from such Confidential Information (other than pursuant to Services rendered under this Agreement), and (e) not copy (except as may be necessary to accomplish the purposes of this Agreement) or reverse engineer any such Confidential Information.

9.2.         Without granting any right or license, a party’s obligations under this Article 9 shall not apply to Confidential Information that the other party can demonstrate by reasonable documentary evidence: (a) was in its possession prior to receipt from the disclosing party (or, in the case of Work Product, prior to its generation under this Agreement); (b) was in the public domain at the time of receipt from the disclosing party (or, in the case of Work Product, prior to its generation under this Agreement); (c) becomes part of the public domain without breach of such party’s obligations of confidentiality under this Agreement; or (d) is lawfully received by the receiving party from a third party, where the third party is wholly independent of the receiving party and has no obligation of confidentiality to disclosing party with respect to such information disclosed.  Notwithstanding the foregoing, (i) Confidential Information shall not fall within an exception set forth in this Section 9.2 merely because such Information is embraced by more general information in the public domain or in the possession of the receiving party, and (ii) the fact that any Work Product may fall within one or more of the exceptions set forth in this Section 9.2 shall not relieve Contractor or Synergy of its obligations under Sections 9.1(a) or (b).

9.3.         In the event a party is required to disclose Confidential Information of the other party pursuant to an order of a court or administrative agency or other governmental body with valid jurisdiction, the receiving party may disclose Confidential Information only after providing the disclosing party with reasonable advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure, but nothing herein shall require a party to take or refrain from taking any action in violation of any such legal process.

9.4.         Each party shall limit the disclosure of Confidential Information to its or its Affiliates’ directors, employees and agents (and in the case of Contractor, to its permitted subcontractors, if any), in each case with a legitimate “need to know” and who are bound in writing to observe the obligations of nondisclosure and non-use under this Agreement.  Information exchanged by and between the parties and any such directors, employees and/or agents shall be deemed the Confidential Information of the party on whose behalf such information was disclosed, and shall be governed by the provisions of Sections 1.8 and 9.  For the avoidance of doubt, any information of a party not specifically disclosed but of which any director, employee or agent becomes aware via site visits or otherwise shall be the Confidential Information of such party.

9.5.         Except as otherwise specified in this Agreement, each party shall upon the request of the other party, turn over to the disclosing party all Confidential Information of the disclosing party in the receiving party’s possession or control (including any copies or extracts thereof) or destroy such records and certify the destruction thereof, except for any copy legally required to be retained for archive purposes.

9.6.         Each party acknowledges and agrees that due to the unique nature of the disclosing party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the disclosing party, and therefore, that upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.  The receiving party shall notify the disclosing party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it becomes aware.

9.7.         The obligations of each party with respect to Confidential Information disclosed in connection with any Project shall continue in effect until completion or other termination of such Project and for ten (10) years thereafter.

10.          Ownership, Inventions and Patents; Assignment; License Grants.

10.1.       All intellectual property (including, without limitation, Confidential Information) of Synergy in existence as of the Effective Date is and shall remain the exclusive property of

Synergy.  Synergy hereby grants to Contractor, on a Project by Project basis and for the duration of such Project, a non-exclusive license (with no right to sublicense) to use such Synergy intellectual property actually disclosed (or transferred, as applicable) to Contractor solely for the purpose of, and only to the extent strictly necessary for, Contractor’s performance of the applicable Services.

10.2.       All intellectual property (including, without limitation, Third Party Rights and Confidential Information) of Contractor in existence as of the Effective Date is and shall remain the exclusive property of Contractor.  Contractor hereby grants to Synergy, on a Project by Project basis, a fully paid-up, royalty free, irrevocable (subject to the provisions of Section 15.2 (a)), worldwide, non-exclusive license to use such Contractor intellectual property solely for the purpose of, and only to the extent strictly necessary for, Synergy’s full use and enjoyment (including the commercialization of Products) of the Work Product. For the avoidance of doubt, the foregoing license is not intended to enable Synergy to manufacture, or have manufactured, the Product using any process developed and owned by Contractor as of the Effective Date. This license shall not apply to  any Product Intellectual Property embodied  in such Contractor intellectual property, for which Section 10.4 shall apply.

10.3.       (a) Each Party shall own such data, information, developments, ideas and inventions as its employees or contractors may make in the course of performance under this Agreement. In particular, Contractor shall own all Product Intellectual Property.

(b) Data, information, developments, ideas and inventions made jointly by the parties (“Joint Developments”) shall be jointly owned, and each party shall have a permanent, worldwide nonexclusive right to use and authorize others to use such Joint Developments without any obligation to obtain the consent of or account to the other Party. In the event of any patentable Joint Development, the parties shall meet in order to decide (i) whether they will apply for patent protection, and if they decide to do so, (ii) the countries in which they will file the related patent application(s). In the event the Parties decide to file in joint ownership any related patent right, the administration procedure for any such patent right shall be agreed upon between the Parties before any commercial exploitation of the same. All external costs related to the filing, prosecution, maintenance and defense of any related patent right in the countries agreed upon by the parties shall be shared as agreed by the parties.

10.4.       Contractor hereby grants to Synergy and its Affiliates a fully paid-up, royalty free, irrevocable, fully transferable, worldwide, non-exclusive license (with the right to sublicense) under Product Intellectual Property to the extent necessary or useful, to use, have used, disclose, modify, reproduce, enhance, sell, make or have made derivative works thereof, and to develop, make, have made, use, sell, offer to sell and import Product. The foregoing right includes the right to disclose Product Intellectual Property comprising Confidential Information of Contractor under an obligation of confidentiality in connection with manufacturing, licensing, or regulatory approval matters or in connection with a potential sale of Synergy’s business. Notwithstanding the foregoing, Contractor is not required to disclose Product Intellectual Property to Synergy unless otherwise required to do so under this Agreement. For the avoidance of doubt, the foregoing license is intended to preclude Contractor from asserting any right in Product Intellectual Property against Synergy in a manner which would preclude Synergy from manufacturing Product for itself or having Product manufactured for it, but is not necessarily intended to enable Synergy to manufacture Product using the process developed by Contractor.

10.5.       If requested by a party, the other party shall execute any and all documents necessary to assign or perfect the first party’s ownership in inventions or discoveries (as determined under this Section 10) at such first party’s expense.

10.6.       Except as expressly agreed to by the parties in this Agreement or any Work Order, nothing contained herein, nor the delivery of any Confidential Information of one party to the other, shall be deemed to grant any right or license under any patent or patent applications or to any intellectual property of the first party to the other.

11.          Insurance.

Contractor agrees, throughout the performance of each Project and for five (5) years thereafter, to keep in full force and effect and maintain at its sole cost and expense insurance coverage in types and amounts commensurate in its industry for the performance of services substantially similar to the Services by similarly sized service providers and as otherwise prudent or required by law, which coverage will be placed with a first class insurer with at least an A+:X rating by AM Best.  Contractor agrees to provide Synergy with certificates of insurance if requested to do so by Synergy.

12.          Representations, Warranties and Covenants.

12.1.       Representations, Warranties and Covenants.

(a)           Contractor hereby represents, warrants and covenants to Synergy that it has and shall engage competent employees and consultants with the proper skill, training and background to support its obligation to render the Services hereunder, and shall provide the facilities, supplies and staff necessary to complete each Project as specified in the Work Order for such Project, and in accordance with the other terms of this Agreement.

(b)           Contractor and Synergy each represents, warrants and covenants to the other that it has and shall continue to have written agreements with its directors, officers, employees, agents, subcontractors and representatives to effectuate the terms of this Agreement, including without limitation Sections 9 and 10, and shall enforce such agreements to provide the other with the benefits thereof.

(c)           Contractor warrants and covenants that each Project shall be performed in all material respects in accordance with the terms of this Agreement and the applicable Work Order and all Product will conform in all respects to the Specifications and Manufacture and Release Requirements set forth in the applicable Work Order at the time of delivery to Synergy’s carrier if Synergy arranges for shipment, or time of delivery to Synergy if Contractor arranges shipment; provided that should Synergy agree to accept Product with actual knowledge that is fails to meet Specifications, the warranty that the Product meets Specifications will be deemed waived with respect to a defect known to Synergy at the time of acceptance.

(d)           Contractor is under no contractual or other obligation or restriction that is inconsistent with Contractor’s execution of its obligations under this Agreement, including the performance of the Services.  During the term of this Agreement, Contractor will not enter into any agreement, either written or oral, in conflict with its obligations hereunder.  Contractor shall provide the Services in a manner that the provision thereof will not conflict with its responsibilities under any other agreement, arrangement or understanding, including any employment relationship.

(e)           Contractor shall not knowingly use any Third Party Rights in the rendition of the Services without the prior written consent of Synergy.

12.2.       Mutual Representation and Warranties.  Each of Synergy and Contractor hereby represent and warrant that:

(a)           such party is, and at all times during the term of the Agreement shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and

(b)           the execution and delivery of this Agreement has been duly authorized by all requisite corporate action.  This Agreement is, and shall remain, a valid and binding obligation of such party, enforceable pursuant to its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

12.3.       THE WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT ARE THE SOLE WARRANTIES PROVIDED BY THE PARTIES AND ARE EXPRESSLY IN LIEU OF ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Except as provided elsewhere in this Agreement, Contractor does not warrant that any Project design(s) and/or the results of such Project(s) shall necessarily satisfy the requirements of the FDA at the time of submission.

13.          Indemnification.   Notwithstanding any other provisions of this Agreement;

13.1.       Synergy shall indemnify, defend and hold harmless Contractor, its Affiliates and its and their respective agents, directors and employees, from and against any and all losses, costs, expenses, liabilities, claims, actions and damages (including without limitation reasonable attorney’s fees, and arbitration and/or litigation costs) (“Losses”) actually incurred and resulting from a claim brought by a third party arising out of or related to: (a) the development, manufacture, use or commercialization of a Product (or any product derived from a Product) by Synergy or its Product (or product) licensee; or (b) any breach of its representations, warranties or obligations in this Agreement, except in each case to the extent caused by the gross negligence or willful misconduct of Contractor, its Affiliates and its and their agents or employees.

13.2.       Contractor shall indemnify, defend and hold harmless Synergy, its Affiliates and its and their respective agents, officers and employees, from and against any and all Losses actually incurred and resulting from a claim brought by a third party arising out of or related to: (a) the failure to implement the Project and any Work Order pursuant to their terms and the other terms of this Agreement, or (b) any breach of its representations, warranties or obligations in this Agreement, except in each case to the extent caused by the gross negligence or willful misconduct of Synergy, its Affiliates and its and their agents or employees.

13.3.       If a party is entitled to indemnification hereunder (the “Indemnified Party”), it shall promptly notify the other party (the “Indemnifying Party”) and the Indemnifying Party shall undertake the defense or settlement of any third party claim or action to which its indemnification may be applicable. If the Indemnifying Party fails to undertake such defense within a reasonable time, the Indemnified Party may defend or settle the matter in its sole discretion and seek the appropriate remedy from the Indemnifying Party. However, the Indemnifying Party may not settle a claim without the Indemnified Party’s prior written consent if such settlement would impose on Indemnified Party any liability or obligation, and such consent shall not be unreasonably withheld or delayed.

14.          Debarment.

14.1.       Contractor represents and warrants that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Debarment Act.  In the event that Contractor or any of its officers, directors, or employees becomes debarred or receives notice of action or threat of action with respect to its debarment, Contractor shall notify Synergy immediately in writing.

14.2.       Contractor represents and warrants that it has not utilized, and shall use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of services under this Agreement that has been debarred or that has been convicted of a crime which could lead to debarment under the Debarment Act.  In the event that Contractor receives notice of the debarment or threatened debarment of any such individual or entity, Contractor shall notify Synergy immediately.

15.          Term and Termination.

15.1.       This Agreement shall be in effect from the Effective Date and for a period of five years, unless terminated by either party as expressly permitted in this Agreement; provided that, in the event either party delivers a termination notice pursuant to this Section 15, the parties shall fulfill their respective obligations under any outstanding Work Order(s).

15.2.       In addition to the provisions of Section 15.1:

(a) either party may terminate this Agreement or any Work Order in the event of a material misrepresentation or breach of a material obligation of the other party, if such misrepresentation or breach remains uncured, or in the case of a breach that cannot reasonably by cured within such time period, the breaching party fails to take significant measures to achieve a cure, to the reasonable satisfaction of the non-defaulting party for thirty (30) days after delivery of written notice of such breach by the non-defaulting party to the defaulting party.  In the event Contractor delivers a termination notice pursuant to this Section 15.2 and does not indicate in such notice that it shall cease the rendition of the Services to which such material misrepresentation or breach relates, Contractor shall complete all existing Projects pursuant to their terms.  In the event Synergy delivers a termination notice pursuant to this Section 15.2, Contractor shall promptly comply with the terms of such notice(s) to terminate work on the Project(s) or Work Orders (as applicable) and use its best efforts to limit any further cost to Synergy, and Synergy shall pay Contractor all of its costs incurred or irrevocably obligated as of the date of termination, in each case pursuant to this Agreement.

(b) Synergy may terminate any Project or Work Order (or a portion thereof) at any time prior to completion by giving written notice to Contractor. Synergy may, on termination of all Projects and Work Orders, terminate this Agreement. Contractor shall promptly comply with the terms of such notice(s) to terminate work on the Project(s) or Work Order(s) (as applicable) and use its best efforts to limit any further cost to Synergy, and

Synergy shall pay Contractor all of its costs incurred or irrevocably obligated as of the date of termination and any applicable fees, in each case pursuant to this Agreement.

(c) this Agreement may be terminated in whole or in part as set forth in Section 2.5.

(d) notwithstanding the provisions of Section 15(a), Contractor may terminate this Agreement  or suspend further deliveries immediately upon written notice to Synergy if Synergy fails to make timely payment of amounts due hereunder if such nonpayment remains uncured for ten (10) days following delivery of written notice thereof from Contractor to Synergy.

15.3.       Except as set forth in Section 15(d), upon delivery of a notice to terminate the Agreement pursuant to this Section 15, the Agreement shall terminate contemporaneously with the later of the termination date set forth in such notice and the completion of any final Work Order(s).

15.4.       Upon termination of the Agreement or any Work Order by either party, Contractor shall promptly deliver to Synergy all Product, reports, data, records and other Work Product generated by Contractor for the Project(s) and Statement(s) of Work and return all remaining Synergy Materials to Synergy, in each case as applicable. Notwithstanding the foregoing, Contractor shall not provide batch records or process information, except as set forth in Section 6 of this agreement.

15.5.       The termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior to such termination.  In no way limiting the generality of the foregoing, Sections 1, 6, 7, 9, 10, 11, 12, 13, 16 and 17 shall survive the termination of this Agreement.

16.          Regulatory Filings and Contacts; Audits.

16.1.       Contractor shall give Synergy reasonably prompt notice in the event of any changes, additions or corrections to any Drug Master File that it owns, controls or otherwise maintains, in each case as related to Product.

16.2.       Synergy shall be solely responsible for all contacts and communications with any regulatory authority regarding the provision of Services hereunder.  Unless required by applicable law, Contractor shall have no contact or communication with any regulatory authority regarding the provision of the Services hereunder without the prior written consent of Synergy, which shall not be unreasonably withheld or delayed.  Contractor shall: (a) promptly notify Synergy in writing of any  FDA or other governmental inspection or inquiry concerning any Project or Work Order, including, but not limited to, inspections of investigational sites or laboratories (a “Regulatory Audit”); (b) promptly forward to Synergy copies of any correspondence from any regulatory or governmental agency relating to such Regulatory Audit, including, but not limited to, FDA Form 483 notices and FDA refusal to file, rejection or warning letters; and (c) obtain the written consent of Synergy, which will not unreasonably be withheld or delayed, before referring to Synergy or any of its affiliates in any Regulatory Audit correspondence.  Synergy may, in its reasonable discretion, have a representative present during a Regulatory Audit inspection.  In the event such a representative is present, Synergy acknowledges that it may not direct the manner in which Contractor fulfills its obligations to permit inspection by governmental entities.

16.3.       Should any Regulatory Audit or other inspection or audit by a regulatory authority require any process changes, Contractor shall notify Synergy immediately and the parties shall discuss the means for implementing such changes.  For the avoidance of doubt, Contractor may not implement any such change to a Product-related Process without Synergy’s prior, written consent (including pursuant to a Change Order).

16.4.       Contractor agrees that, during a Regulatory Audit, it will not disclose information and materials that are not required to be disclosed to such agency without the prior consent of Synergy, which shall not unreasonably be withheld or delayed.   For example, such information and materials that a party conventionally would not be required to disclose include, but are not limited to, (a) financial and pricing data (including, but not limited to, the budget and payment sections of a Work Order), (b) sales data (other than shipment data), and (c) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

16.5.       All information disclosed, revealed to or ascertained by Synergy or Contractor, as the case may be, in connection with any such Regulatory Audit or in connection with any correspondence between Contractor and any regulatory authorities (including the redacted portions of any FDA Form 483 notices) shall be deemed to constitute Confidential Information for purposes of this Agreement.

17.          Miscellaneous.

17.1.       Independent Contractor.  It is expressly agreed that the relationship between Synergy and Contractor shall not constitute a partnership, joint venture or agency.  Neither Synergy nor Contractor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

17.2.       Governing Law.  This Agreement shall be governed by the laws of the State of New York, U.S.A. without regard to the conflicts of law provisions thereof.

17.3.       Publicity; Use of Names. Neither party may publish any articles or make any presentations relating to the Services provided hereunder or referring to data, information or materials generated as part of such Services, in whole or in part, without the prior written consent of the other.  In addition, except as required by law or the rules of any stock exchange or market on which securities of a party are listed, neither party shall use the name of the other party or the names of the employees of the other party in any advertising or sales promotional material or in any publication without prior written permission of such party.

17.4.       Merger, Consolidation or Sale of Assets; Assignment.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, provided that each party may grant sublicenses as provided in this Agreement and assign its rights and obligations hereunder in connection with a merger, consolidation or the sale of substantially all of the assets to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the parties otherwise agree. For purposes of this Agreement, a merger, consolidation or sale of all or substantially all of a party’s assets shall not be deemed an assignment; provided that such party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement.

17.5.       Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future state or federal laws or rules and regulations promulgated thereunder effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

17.6.       Notices.   Other than payments pursuant to Section 8 or standard communications pursuant to Section 4, any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be delivered (a) personally, (b) by a nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, (c) via facsimile, with receipt confirmed, or (d) if actually received, by U.S. mail, addressed to such party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee:

If to Contractor:	If to Synergy:

[*]	Synergy Pharmaceuticals Inc.
[Admin office address]	420 Lexington Avenue, Suite 1609
New York, NY 10170
Attention:	Attention: Gary S. Jacob, Ph.D.
Phone:	Telephone: 212-297-0010
Fax:	FAX: 212-297-0020

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
One Financial Center
Boston, MA 02111
Attention: John A. Dellapa
Telephone: (617) 348-1797
Fax: (617) 522-2241
Email: jadellapa@mintz.com

17.7.       Dispute Resolution.  The parties hereby agree that they shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations.  If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the chief executive officer (or the equivalent position) of Synergy and an individual designated by the chief executive officer (or the equivalent position) of Contractor.  If the matter has not been resolved within thirty (30) days of the first meeting of the representatives of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be brought in any court of competent jurisdiction.

17.8.       Waiver.  No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such provision in any other instance, or of any other provision or condition of this Agreement.

17.9.       Entire Agreement; Modification.  This Agreement (including the Work Orders) supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof.  No waiver or modification of this Agreement shall be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right shall be deemed a waiver.  In the event of any conflict between this Agreement and any Work Order, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Master Services Agreement as of the Effective Date.

Synergy:	SYNERGY, INC.

	By:	/s/ Kunwar Shailubhai
	Name:	Kunwar Shailubhai
	Title:	CSO
	Date:	July 19, 2010

Contractor:	*

	By:	/s/ *
	Name:	*, Ph.D.
	Title:	Vice President & General Manager
	Date:	July 20, 2010

EXHIBIT A

FORM OF WORK ORDER

Pursuant to Section 2.1 of the Master Services Agreement dated                      , 200    , by and between Synergy Pharmaceuticals Inc.  and * and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to amend Exhibit B by adding the attached new Work Order entitled                                                                                                                                                                        , which is designated Work Order B -     .  This Work Order is effective as of                               , 200   .

Work Order B -        may contain the following Attachments, each of which is made a part hereof:

Attachment A – Purchase order or Purchase Order Number

Attachment B – Description of Services/Specifications/Description of Deliverables and Intended Use of Deliverables

Attachment C - Quality Requirements

Attachment D – Budgets, Fees, Pass-through Costs, and Payment Schedule

Attachment E – Materials Provided by Either Party

Attachment F – Project Schedule

Attachment G – Key Team Members

Attachment H – Reports and Information Management/Regular Meetings

Attachment I — Special Insurance

Note:  A majority of the attachments may be provided in a project proposal provided to Synergy by Contractor

SYNERGY PHARMACEUTICALS, INC.	*

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Acknowledged and Agreed:

, Project Manager